EXHIBIT 10(xxv)

SUMMARY OF TERMS OF AWARDS FOR FISCAL 2007 PURSUANT TO
THE STANLEY WORKS 2006 MANAGEMENT INCENTIVE COMPENSATION PLAN

Under The Stanley Works 2006 Management Incentive Compensation Plan, each participant has the opportunity to earn a threshold, target or maximum bonus amount that is contingent upon achieving the financial and individual performance goals established under the Program and described below. A significant percentage of the potential 2007 bonus for participants based in specific divisions is tied to the performance of that division, with the balance of such bonus tied to corporate performance. 2007 Bonuses for participants fulfilling corporate, but not divisional, functions are dependent on achieving the established corporate goals and will not be affected by results of particular divisions. Bonus amounts based on results that fall below threshold, between the threshold and the target level or between the target and the maximum level are prorated.

The performance criteria under the Program are based on achievement in fiscal 2007 of corporate earnings per share, sales growth and cash flow multiple targets, as well as individual performance goals and, for participants based in specific divisions, additional divisional performance criteria and goals.

The potential bonus payment for 2007 for our Chief Executive Officer under this program, expressed as a percentage of his eligible salary, is 50% for achievement of performance at threshold level, 100% for achievement of performance at target level, and 200% for achievement of maximum performance.

The potential bonus payments for each of our other four most highly compensated executive officers under this program, expressed as a percentage of their eligible salary, range from 30-50% for achievement of threshold performance, 60-100% for achievement of target performance, and 120-160% for achievement of maximum performance.